CONTACTS:
Investors: Kathy Donovan	Media: Martha O'Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Vice President, Chief Financial Officer	Chief Marketing Officer
(757) 493-8855	(757) 301-8022
investorrelations@libtax.com	martha@libtax.com

Liberty Tax Service Increases U.S. Customers Served by 6.3% through April 18th

Virginia Beach, VA (May 2, 2014) - JTH Holding, Inc. (NASDAQ:TAX), parent company of Liberty Tax Service, announced today that through April 18, the Company and its franchisees served approximately 6.3% more U.S. customers than it did during the same period in the 2013 tax season. Liberty Tax Service offices prepared 1.82 million U.S. tax returns this tax season, an increase of 4.5% versus the prior year. The Company also processed 191,000 returns online, an increase of 26.5% versus the same period in the 2013 tax season.

“The 2014 tax season was a successful one for Liberty despite the fact that, as previously announced, the Company was unable to sell franchises during a portion of the second quarter of fiscal 2014 because we were completing a restatement process. Our franchisees worked incredibly hard to bring customers in early and are already making plans for next season,” said John Hewitt, CEO. “We anticipate a normal upcoming sales season and believe that the implementation of the Affordable Care Act next year represents an exciting opportunity for us and we are looking forward to next year.”

Tax Season 2014 Results

	Tax Season	Tax Season
	2014 Through	2013 Through	Percent
U.S. Tax Returns	4/18/2014	4/18/2013	Change

Offices	1,818,000	1,739,000	4.5%

Online	157,000	115,000	36.5%
Free File Alliance	34,000	36,000	-5.6%
Total Online	191,000	151,000	26.5%

Total U.S. Returns	2,009,000	1,890,000	6.3%

Return counts are rounded to the thousands and percentages are calculated on rounded amounts

About JTH Holding, Inc.
Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 16 million individual income tax returns in more than 4,400 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of over 30,000 tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business. These forward-looking statements, as well as the Company's guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company's ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.